UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 28, 2010 (January 25, 2010)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

On January 25, 2010, Trans-Allegheny Interstate Line Company (“TrAILCo”), an indirect wholly owned subsidiary of Allegheny Energy, Inc. (“Allegheny”), entered into a new $350 million Credit Agreement (the “Credit Agreement”) with certain banks, financial institutions and other institutional lenders, as the initial lenders (the “Initial Lenders”), BNP Paribas, Bank of America, N.A. and The Bank of Nova Scotia, as the initial issuing banks (the “Initial Issuing Banks”) for the letters of credit issued or to be issued thereunder, and BNP Paribas, as administrative agent (the “Administrative Agent”). With regard to the Credit Agreement, BNP Paribas Securities Corp. is a Joint Lead Arranger and Joint Book Runner, The Bank of Nova Scotia is a Joint Lead Arranger, Joint Book Runner and Co-Syndication Agent, and Banc of America Securities LLC is a Joint Lead Arranger, Joint Book Runner and Co-Syndication Agent (each such party, together with the Initial Lenders, the Initial Issuing Banks and the Administrative Agent, collectively, the “Bank Parties”).

The Credit Agreement provides for a $350 million senior unsecured revolving credit facility (the “Revolving Facility”). The full amount of the Revolving Facility may be used, if availability exists, to issue letters of credit. The proceeds of any advances and issuances of any letter of credit shall be available solely for general corporate purposes.

TrAILCo is required to repay the aggregate principal amount of all outstanding advances under the Revolving Facility on January 25, 2013. TrAILCo may, subject to the restrictions specified in the Credit Agreement, borrow, prepay, and re-borrow amounts under the Revolving Facility from time to time.

Advances under the Credit Agreement currently bear interest, depending on the type of advance requested by TrAILCo, at a rate equal to either: (i) with respect to Base Rate advances, the highest of (A) the rate announced publicly by BNP Paribas, from time to time, as its prime rate, (B) 0.5% above the Federal Funds Rate (as defined in the Credit Agreement), or (C) 1.0% above the one-month Eurodollar Rate (as defined in the Credit Agreement) (the “Base Rate”), plus an applicable margin, which is currently 2.00% for Base Rate advances; or (ii) with respect to Eurodollar Rate advances, the Eurodollar Rate (as defined in the Credit Agreement) for the applicable interest period, plus an applicable margin, which is currently 3.00% for Eurodollar Rate advances. The applicable margins for both Base Rate and Eurodollar Rate advances will be reduced in the event of certain improvements in TrAILCo’s Public Debt Rating (as defined in the Credit Agreement) and will be increased in the event of certain reductions in TrAILCo’s Public Debt Rating. With respect to Eurodollar Rate advances, the Eurodollar Rate is determined by dividing LIBOR (as defined in the Credit Agreement) for a particular interest period by a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage (as defined in the Credit Agreement). TrAILCo’s ability to request and maintain Eurodollar Rate advances is subject to certain limitations set forth in the Credit Agreement.

The Credit Agreement contains affirmative, negative and financial covenants including, among other things, limits on the incurrence of liens and restrictions on mergers, sales of assets and investments, as well as a maximum limit on the ratio of Consolidated Debt (as defined in the Credit Agreement) to Total Capitalization (as defined in the Credit Agreement). The events of default under the Credit Agreement include, among other things, failure to make payments under the Credit Agreement or the other Financing Documents (as defined in the Credit Agreement) after such payments become due and payable, failure by TrAILCo to make payment when due under any other debt of TrAILCo having an aggregate principal amount of more than $40 million, failure to perform or observe covenants under the Credit Agreement or the other Financing Documents (subject to customary grace periods with respect to certain covenants), insolvency and bankruptcy events, change of control events, and material judgments. The Credit Agreement provides that, upon the occurrence of an event of default, payment of all outstanding amounts under the Credit Agreement and the other Financing Documents may be accelerated, and the lenders’ commitments to make advances and the issuing banks’ obligation to issue, extend or increase the amount of any letter of credit may be terminated, in each case by the Required Lenders (as defined in the Credit Agreement). In addition, upon the occurrence of insolvency or bankruptcy related events of default, all outstanding amounts under the Credit Agreement and the other Financing Documents automatically become due and payable, and the lenders’ commitments to make advances and the issuing banks’ obligation to issue, extend or increase the amount of any letter of credit automatically terminate.

Some of the Bank Parties have or may have had various relationships with TrAILCo, Allegheny, and their affiliates involving the provision of a variety of financial services.

The foregoing is a summary of the material terms and conditions of the Credit Agreement, and is not a complete discussion. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On January 25, 2010, TrAILCo, issued $450.0 million aggregate principal amount of 4.00% Notes due 2015 (the “Notes”). Interest on the Notes is payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2010. The Notes will mature on January 15, 2015.

The Notes were issued under the Indenture, dated as of January 25, 2010 (the “Indenture”), between the Company and Union Bank, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 25, 2010, between TrAILCo and the Trustee (the “Supplemental Indenture”).

Among other things, the Supplemental Indenture provides that the Notes are redeemable in whole or in part, at any time by paying the greater of (i) the principal amount of the Notes and (ii) a “make whole” premium payment described in the Supplemental Indenture.

The Supplemental Indenture also contains certain covenants which restrict the ability of TrAILCo to, among other things: engage in mergers or consolidations or transfer all or substantially all of their assets; create liens; and engage in sale-leaseback transactions. If TrAILCo fails to comply with such covenants or if other events of default occur, the Trustee or holders of 25% in aggregate principal amount of the Notes could accelerate the payment of the obligations under the Notes.

The Notes are unsecured and unsubordinated and rank equally in right of payment with all other unsecured and unsubordinated indebtedness of TrAILCo, and were issued in accordance with the provisions of Rule 144A and Regulation S under the Securities Act of 1933, as amended. In addition, the Revolving Facility will be pari passu in right of payment with the Notes.

The net proceeds from the Notes and the initial borrowing under the Revolving Facility were used to repay all amounts outstanding under TrAILCo’s existing Credit Agreement, dated August 15, 2008, among TrAILCo, the banks, financial institutions and other institutional lenders party thereto, and Citibank, N.A., as administrative agent (as amended, the “Prior Credit Agreement”), as a result of which all obligations then due and payable under the Prior Credit Agreement were repaid in full and the commitments of the lenders thereunder were terminated.

The Trustee has various relationships with Allegheny and its affiliates involving the provision of a variety of financial services.

The foregoing is a summary of the material terms and conditions of the Indenture, as supplemented by the Supplemental Indenture, and is not a complete discussion. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Indenture and the Supplemental Indenture attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 25, 2010, among Trans-Allegheny Interstate Line Company as Borrower, certain banks, financial institutions and other institutional lenders as the Initial Lenders, BNP Paribas, Bank of America, N.A. and The Bank of Nova Scotia as the Initial Issuing Banks for the letters of credit issued or to be issued, and BNP Paribas as Administrative Agent.

10.2	Indenture, dated as of January 25, 2010, between the Company and Union Bank, N.A., as trustee.

10.3	First Supplemental Indenture, dated as of January 25, 2010, between the Company and Union Bank, N.A., as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: January 28, 2010	By:	/S/ KIRK R. OLIVER
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 25, 2010, among Trans-Allegheny Interstate Line Company as Borrower, certain banks, financial institutions and other institutional lenders as the Initial Lenders, BNP Paribas, Bank of America, N.A. and The Bank of Nova Scotia as the Initial Issuing Banks for the letters of credit issued or to be issued, and BNP Paribas as Administrative Agent.

10.2	Indenture, dated as of January 25, 2010, between the Company and Union Bank, N.A., as trustee.

10.3	First Supplemental Indenture, dated as of January 25, 2010, between the Company and Union Bank, N.A., as trustee.